Exhibit 99.1

RENASANT CORPORATION

Via E-Mail

To:	Executive Officers and Directors of Renasant Corporation

From:	Renasant Corporation

Date:	November 13, 2009

Re:	Notice of Blackout Period

In connection with a change in the administrator of the Renasant Bank 401(k) plan (the “401(k) plan”), a “blackout period” has been imposed on participants in the 401(k) plan with respect to transactions in shares of Renasant Corporation (“Renasant”) common stock held in the 401(k) plan. Under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations, executive officers and directors of Renasant are generally prohibited from engaging in transactions involving Renasant equity securities (including options and other derivatives based on Renasant stock) while 401(k) plan participants are subject to this blackout period. On November 13, 2009, Renasant notified 401(k) plan participants of the blackout period. A copy of that notice is attached.

1. Duration of the Blackout Period. The blackout period will start on December 14, 2009, and is expected to end on January 25, 2010. We may extend the blackout period if we determine that it is necessary to further suspend trading of Renasant stock by 401(k) plan participants. We will notify you of the exact date that the blackout period ends or if we extend the blackout period.

2. Prohibited Transactions. During the blackout period, you are generally prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any “equity security” of Renasant. Prohibited transactions include, but are not limited to, open market purchases and sales of equity and derivative securities, including stock option exercises and sales of restricted stock. The trading restrictions also apply to members of your immediate family and your household and any individuals or entities that you may be deemed, directly or indirectly, to share beneficial ownership with (such as a trust, family partnership or similar entity).

There are limited exemptions to the blackout trading prohibition. For example, purchases and sales under a 10b5-1(c) trading plan are permitted (so long as you do not make or modify your election during the blackout period or when you are aware of the dates of the blackout). Other exemptions include (but are not limited to) regular, periodic investment of dividends under Renasant’s dividend reinvestment plan, and bona fide gifts or transfers by will or the laws of descent and distribution.

3. Securities Covered by Blackout. The blackout trading prohibition covers equity and derivative securities you acquired or may acquire “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities you acquired under a compensatory plan or contract (such as a stock option or a restricted stock award), as a direct or indirect inducement to employment as an executive officer or upon joining the Board of Directors.

Securities acquired outside of your service as a director or executive officer (such as shares you acquired when employed but before you were an executive officer) are not covered. If you hold both covered shares and non-covered shares, however, any shares that you sell will be presumed to come first from the covered shares, unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Renasant equity and derivative securities during the blackout period.

4. Penalties. If you (or any related person covered by the blackout period) engage in a transaction that violates these rules, the profits from the transaction will be recoverable in a lawsuit by Renasant or one of its shareholders. You are also subject to civil and criminal penalties.

THE RULES SUMMARIZED ABOVE ARE COMPLEX, AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON EXECUTIVE OFFICERS AND DIRECTORS WHO VIOLATE THEM COULD BE SEVERE. TO AVOID ANY INADVERTENT VIOLATIONS OF THE BLACKOUT PERIOD RESTRICTIONS, YOU ARE REQUIRED TO PRE-CLEAR WITH RENASANT ANY TRANSACTIONS IN RENASANT SECURITIES DURING THE BLACKOUT PERIOD. TO OBTAIN PRE-CLEARANCE OR FOR ADDITIONAL INFORMATION ABOUT THE BLACKOUT PERIOD RESTRICTIONS, PLEASE CONTACT:

Renasant Corporation

Stuart R. Johnson

StuartJ@renasant.com

(662) 680-1450

RENASANT BANK

401(k) Plan

To:	All Participants

From:	Jerri Laney, Human Resources Department

Date:	November 13, 2009

Re:	401(k) Plan Blackout of Certain Plan Transactions

You are receiving this notice because you are a participant in the Renasant Bank 401(k) Plan, or the “Plan.” The administrator of the Plan has decided to replace the existing third-party recordkeeper, Southeastern Employee Benefit Services, with Federated Retirement Plan Services. The reason for this change is to enhance the recordkeeping services we provide to participants in the Plan, to automate administrative functions that we now perform manually, and to otherwise automate some of the “back office” functions of the Plan, such as trust accounting. In order to make this change, access to your accounts must be suspended for a limited period, called a “blackout period.” This notice includes important information about the blackout period; you should review this notice and consider how the blackout may affect your accounts and any investment, withdrawal or retirement plans you may have.

The blackout period will:

•	Begin on December 14, 2009, at 3:00 p.m., central time, which will be the last date and time on which you can administer your accounts in the Plan.

•	End on January 25, 2010, at which time the conversion to the new third-party recordkeeper will be complete and you will again be able to administer and invest your accounts.

Although we do not anticipate an extension, we may extend the blackout period if additional time is needed to complete the recordkeeping conversion. We may also end the blackout period earlier, if the conversion is completed more quickly than we anticipate. We will notify you if we extend or shorten the blackout period. You can also determine whether the blackout period has ended or been extended by using the contact information below.

During the blackout period, you will be unable to:

• Obtain a loan	• Obtain a final distribution
• Make a withdrawal	• Make investment changes

Your investments in the Plan, determined when the blackout period begins, will be directly transferred to our new recordkeeper. Your investments will not be liquidated in connection with the transfer. Any contributions, income or dividends allocable to your accounts during the blackout period will not actually be posted until the end of the blackout period. Pending the posting and allocation, these amounts will be held by the Plan’s trustee, uninvested.

Remember that during the blackout period, you will be unable to change the directions you have given for the investment of your accounts. Since you will be unable to change the investment of your accounts during the blackout period, you should consider whether your accounts are now properly invested and diversified and make any necessary changes before the blackout period begins.

You may have received this notice by hand delivery, by mail or electronically. You can receive additional paper copies of the notice, without charge, using the following contact information. If you have any questions about the blackout period or how the Plan will operate during this period, contact Jerri Laney via email at JLaney@renasant.com or at 662-680-1349.